Select Medical Corporation Signs Agreement
to Acquire Kessler Rehabilitation Corporation

     MECHANICSBURG, PENNSYLVANIA — June 30, 2003 — Select Medical Corporation (NYSE: SEM) today announced the signing of a definitive agreement to acquire the stock of Kessler Rehabilitation Corporation from The Henry H. Kessler Foundation, Inc. for approximately $230 million in cash, less assumed indebtedness.

     For the year ended December 31, 2002, Kessler had net revenue of approximately $228 million. The acquisition is expected to be slightly accretive to Select’s earnings in 2003. The transaction, which is expected to close in the third quarter, is subject to customary closing conditions, including receipt of regulatory approvals. Select expects to finance the acquisition with the proceeds of additional borrowings.

     Kessler, a privately-held company based in West Orange, New Jersey, is a leading provider of comprehensive physical medicine and rehabilitation services. The transaction includes the acquisition of the Kessler Institute for Rehabilitation, which was recognized in 2002 as one of America’s top five rehabilitation hospitals in an annual National Opinion Research Center survey published by U.S. News & World Report. Kessler is New Jersey’s largest rehabilitation hospital network.

     Kessler operates a comprehensive network of inpatient, outpatient and onsite rehabilitation services, which includes four free-standing rehabilitation hospitals in New Jersey and one rehabilitation hospital joint venture in Maryland, 92 outpatient rehabilitation clinics in New Jersey, Massachusetts, Pennsylvania, Delaware, Maryland, Virginia, North Carolina, Georgia, Florida and Illinois. Kessler also operates a 198-bed long-term care facility located in Cedar Grove, New Jersey. Kessler offers therapy services to individuals in nursing homes, hospitals, assisted living and senior care centers and schools throughout the eastern United States. ArgosyHealth, a Kessler company, provides physical and occupational therapy, injury prevention and ergonomic services directly in the workplace. In addition, durable medical equipment and home infusion services are available through Kessler Wilpage Medical, a rehabilitation products company.

     Rocco A. Ortenzio, Select’s Executive Chairman, stated, “The acquisition of Kessler offers Select a platform for future growth in the inpatient rehabilitation hospital arena. Our philosophy has been to make strategic acquisitions where we see appropriate opportunities to supplement our organic growth. Kessler brings to Select its comprehensive network of inpatient hospitals and its outpatient rehabilitation clinics which complement our existing clinics in key markets.”

     Robert A. Ortenzio, Select’s President and CEO, remarked, “Kessler’s talented staff has built a first class reputation over the years for providing the highest quality of care to people with disabilities. Kessler offers innovative programs for the treatment of traumatic brain and spinal cord injuries, stroke, amputee and orthopedic conditions and work- and sports-related injuries.”

     Kenneth Aitchison, Kessler’s President and CEO, commented, “We are very pleased and excited to have Kessler join Select. The management team of Select has deep roots within the physical rehabilitation industry and is committed to excellence in clinical care. Our staff and our patients will have the support of a large successful healthcare company, one that shares our commitment to the delivery of the highest quality patient care.”

     Select Medical Corporation is a leading operator of long term acute care hospitals in the United States. Select operates 75 specialty acute care hospitals in 24 states. Select is also a leading operator of outpatient rehabilitation clinics in the United States and Canada. Select operates approximately 739 outpatient rehabilitation clinics in the United States and Canada. Information about Select is available at www.selectmedicalcorp.com.

     Certain statements contained herein that are not descriptions of historical facts are “forward looking” statements (as such term is defined in the Private Securities Litigation Reform Act of 1995). Because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause results to differ materially from those expressed or implied by such forward-looking statements include, but are not limited to, those discussed in filings made by Select with the Securities and Exchange Commission.

Investor inquiries:

Joel T. Veit, 717/972-1101
mailto:ir@selectmedicalcorp.com